EXHIBIT 99.1

American Equity Announces Convertible Notes Offering

WEST DES MOINES, Iowa, Nov 29, 2004 – American Equity Investment Life Holding Company (NYSE: AEL) announced today that it intends to raise approximately $125 million through an offering of 20-year convertible notes (the “Notes”) in a private offering for resale to qualified institutional buyers meeting the criteria contained in Rule 144A under the United States Securities Act of 1933 (the “Act”). American Equity also intends to grant one of the initial purchasers an option to purchase up to an additional $50 million of Notes.  American Equity expects to contribute substantially all of the net proceeds directly or indirectly to the capital and surplus of its life insurance subsidiaries to support future growth of its business.

The convertible notes will be senior unsecured obligations of the company. The notes will be convertible, under certain circumstances, into a combination of cash and common stock of the company at an initial conversion price per share expected to be set at a premium in the range of 40% of the company’s closing stock price on the date of pricing of the offering. There can be no assurance as to the exact premium, which will be based upon market conditions at the time of closing. In general, upon conversion of a convertible note, the holder of each note will receive cash equal to the principal amount of the note and common stock of the company for the note’s conversion value in excess of such principal amount.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities to be offered.

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed rate and index annuities. The company’s headquarters are located at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

SOURCE American Equity Investment Life Holding Company Debra J. Richardson, Sr. Vice President, +1-515-273-3551,drichardson@american-equity.com , or John M. Matovina, Vice Chairman,+1-515-273-3552, jmatovina@american-equity.com , or D. J. Noble, Chairman,+1-515-457-1705, dnoble@american-equity.com , all of American EquityInvestment Life Holding Company(AEL)

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding American Equity Investment Life Holding Co.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.